CTS Corporation
Form 10-K 2005

EXHIBIT (10)(ff)

RSU Supplemental Agreement

This SUPPLEMENTAL AGREEMENT (the “Agreement”) is made and entered into this 15th day of December, 2005, by and between ______________________ (the “Grantee”) and CTS Corporation, an Indiana corporation (the “Company”), pursuant to authorization by the CTS Corporation Compensation Committee (the “Committee”), as more specifically set forth below.

WHEREAS, the Company and the Grantee entered into those certain Restricted Stock Unit Agreements dated _____________ (the “2004 Grant Agreement”) and dated _________________ (the “2005 Grant Agreement”), whereby the Company granted to the Grantee restricted stock units pursuant to the CTS Corporation 2004 Omnibus Long-term Incentive Plan (the “Omnibus Plan”);

WHEREAS, the Company has determined that the provisions of the 2004 Grant Agreement concerning an election to defer distributions should be amended to comply with Section 409A of the Internal Revenue Code of 1986, as amended;

WHEREAS, the Company has determined that the provisions of the 2004 and 2005 Grant Agreements which allow the Grantee to make an election upon vesting to either pay income and employment taxes in cash or to allow the Company to net shares for this purpose should be amended to comply with Financial Accounting Standard 123R;

WHEREAS, Section 10 of the Omnibus Plan authorizes the Committee to determine the terms and conditions of restricted stock awards granted under the Omnibus Plan;

WHEREAS, pursuant to resolutions adopted on November 2, 2005, the Committee has made the determinations and designations authorizing the amendments set forth in this Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1. Section 2, 3 and 4 of the 2004 Grant Agreement shall be deleted and the following substituted therefor:

“2. Section 409A of the Code. It is intended that this Agreement and its administration comply with the provisions of Section 409A of the Code. Accordingly, notwithstanding any provision in this Agreement or in the Plan to the contrary, this Agreement and the Plan will be interpreted applied and, to the minimum extent necessary to comply with Section 409A of the Code, amended, so that the Agreement does not fail to meet, and is operated in accordance with, the requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code. As used herein, “Code” means the Internal Revenue Code of 1986 as amended from time to time, and any interpretations thereof issued by the U.S. Treasury Department on which the Company is permitted to rely.

3. Vesting and Settlement of Restricted Stock Units. The Award shall vest and become non-forfeitable in installments equal to twenty percent (20%) multiplied by the initial number of Restricted Stock Units specified in Section 1 of this Agreement on each of the following dates; __________________________________________________________, (each such date, a "Vesting Date"), provided that the Grantee remains in the continuous employ of the Company and is an employee of the Company on the Vesting Date.

Restricted Stock Units shall be settled on the basis of one Share for each vested Restricted Stock Unit. The Company shall distribute to the Grantee Shares equal to twenty percent (20%) multiplied by the number of initial Restricted Stock Units specified in Section 1 above, on the following dates, or as soon thereafter as is reasonably practicable; ___________________________________________________________ (each such date of distribution, a "Settlement Date"). The Company’s obligations to the Grantee with respect to vested Restricted Stock Units will be satisfied in full upon the distribution of one Share for each Restricted Stock Unit. On the Settlement Date(s), the Company may, at its election, either (i) credit the number of Shares to be distributed to the Grantee as of that Settlement Date to a book-entry account in the name of the Grantee held by the Company’s transfer agent; or (ii) credit the number of Shares to be distributed to the Grantee as of that Settlement Date to a brokerage account designated by the Grantee. In no event may any Settlement Date be accelerated except in accordance with Section 409A of the Code.

Notwithstanding anything to the contrary in this Agreement, upon the first to occur of the following events, all Restricted Stock Units granted hereunder shall vest and become nonforfeitable and Shares shall be distributed to the Grantee, estate, guardian or beneficiary of the Grantee as the case may be, in the settlement of Restricted Stock Units as soon as reasonably practicable, and such date(s) of distribution shall be deemed to be the Settlement Date(s):

(a) Grantee’s becoming disabled, as defined by Section 409A of the Code;

(b) Grantee’s death;

(c) To the extent permitted by Section 409A of the Code, a change in ownership or effective control of the Company; or in the ownership of a substantial portion of the assets of the Company; or

(d) Grantee’s unforeseeable emergency, as defined and not in excess of the amount permitted by Section 409A of the Code.

Unless the Committee determines otherwise in its sole discretion, if the Grantee’s employment with the Company terminates for any reason not specified above, all Restricted Stock Units granted hereunder which have not vested as of the date of such termination of employment shall be permanently forfeited on such termination date.

4. Tax Withholding. The Company shall have the right to deduct from any compensation due the Grantee from the Company any federal, state, local or foreign taxes required by law to be withheld in connection with the issuance of Shares or vesting of any Restricted Stock Unit pursuant to this Agreement. To the extent that the amounts payable to the Grantee are insufficient for such withholding, it shall be a condition to the issuance of Shares or vesting of the Restricted Stock Units, as the case may be, that the Grantee shall pay such taxes or make provisions that are satisfactory to the Company for the payment thereof.

The Company shall retain Shares otherwise deliverable on the Settlement Date in an amount sufficient to satisfy the amount of tax required to be withheld, provided that such amounts shall not exceed the statutorily required minimum withholding. The determination of the number of Shares retained for this purpose shall be based on the Fair Market Value of the Shares on the Settlement Date. In the event that the retention of Shares to satisfy withholding taxes would otherwise result in the delivery of a fractional Share, the Company will round down to the next whole Share and apply the value of the fractional Share to the recipient's tax obligations or, in the alternative, the Company may make such other arrangements to avoid the issuance of a fractional Share as may be permitted by law. No Shares shall be transferred to the Grantee hereunder until such time as all applicable withholding taxes have been satisfied. Employment tax withholding shall be calculated based on the Fair Market Value of the Shares on the applicable Vesting Date and income tax withholding shall be calculated based on the Fair Market Value of the Shares on the Settlement Date.”

2.	Section 9 of the 2004 Grant Agreement shall be amended to delete reference to Deferral Date(s).

3.	The Restricted Stock Unit Award Deferral Elections forms attached to the 2004 Grant Agreement shall be deleted in their entirety.

4.	Section 4 of the 2005 Grant Agreement shall be amended in its entirety to read as follows:

“The Company shall have the right to deduct from any compensation due the Grantee from the Company any federal, state, local or foreign taxes required by law to be withheld in connection with the issuance of Shares or vesting of any Restricted Stock Unit pursuant to this Agreement. To the extent that the amounts payable to the Grantee are insufficient for such withholding, it shall be a condition to the issuance of Shares or vesting of the Restricted Stock Units, as the case may be, that the Grantee shall pay such taxes or make provisions that are satisfactory to the Company for the payment thereof.

The Company shall retain Shares otherwise deliverable on the Settlement Date in an amount sufficient to satisfy the amount of tax required to be withheld, provided that such amount shall not exceed the statutorily required minimum withholding. The determination of the number of Shares retained for this purpose shall be based on the Fair Market Value of the Shares on the Settlement Date. In the event that the retention of Shares to satisfy withholding taxes would otherwise result in the delivery of a fractional Share, the Company will round down to the next whole Share and apply the value of the fractional Share to the recipient's tax obligations or, in the alternative, the Company may make such other arrangements to avoid the issuance of a fractional Share as may be permitted by law. No Shares shall be transferred to the Grantee hereunder until such time as all applicable withholding taxes have been satisfied. Employment tax withholding shall be calculated based on the Fair Market Value of the Shares on the applicable Vesting Date and income tax withholding shall be calculated based on the Fair Market Value of the Shares on the Settlement Date.”

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

CTS Corporation, an Indiana corporation

By:	/s/ Richard G. Cutter
Richard G. Cutter
Vice President, Secretary and General Counsel